UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2014

UNITED RENTALS, INC.

UNITED RENTALS (NORTH AMERICA), INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14387	06-1522496
Delaware	001-13663	86-0933835
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 First Stamford Place, Suite 700
Stamford, Connecticut	06902
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 622-3131

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

Information set forth in Item 8.01 below, as to the satisfaction and discharge of the Indenture (as defined below) governing the 10.25% Notes (as defined below), is incorporated by reference into this Item 1.02.

Item 2.02.	Results of Operations and Financial Condition.

On January 22, 2014, United Rentals, Inc. (the “Company”) issued a press release reporting its results of operations for the quarter and year ended December 31, 2013. A copy of the press release is being furnished with this report as Exhibit 99.1.

Item 7.01.	Regulation FD Disclosure.

Certain information concerning our business, financial results and 2014 outlook that the Company expects to use at certain investor meetings and presentations can be accessed currently on the Company’s website, www.ur.com. Such information will be maintained on the Company’s website for at least the period of its use at such meetings and presentations or until superseded by more current information.

The presentation includes certain financial measures — free cash flow (usage), earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA and adjusted earnings per share (“adjusted EPS”) — that are “non-GAAP financial measures” as defined under the rules of the Securities and Exchange Commission. Free cash flow (usage) represents net cash provided by operating activities, less purchases of rental and non-rental equipment plus proceeds from sales of rental and non-rental equipment and excess tax benefits from share-based payment arrangements, net. EBITDA represents the sum of net income, provision (benefit) for income taxes, interest expense, net, interest expense-subordinated convertible debentures, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of RSC merger related costs, restructuring charge, stock compensation expense, net, the impact of the fair value mark-up of acquired RSC fleet and inventory, and the gain on sale of software subsidiary. Adjusted EPS represents EPS plus the sum of the RSC merger related costs, restructuring charge, asset impairment charge, pre-close RSC merger related interest expense, the impact on interest expense related to the fair value adjustment of acquired RSC indebtedness, the impact on depreciation related to acquired RSC fleet and property and equipment, the impact of the fair value mark-up of acquired RSC fleet and inventory, RSC merger related intangible asset amortization, the loss on repurchase/redemption of debt securities and retirement of subordinated convertible debentures and the gain on sale of software subsidiary.

The presentation includes reconciliations of these non-GAAP financial measures to their nearest generally accepted accounting principles financial measures. The Company believes that: (i) free cash flow (usage) provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements; (ii) EBITDA and adjusted EBITDA provide useful information about operating performance and period-over-period growth; and (iii) adjusted EPS provides useful information concerning future profitability. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities or earnings per share under GAAP as indicators of operating performance or liquidity.

Item 8.01.	Other Events.

On January 21, 2014 (the “Redemption Date”), United Rentals (North America), Inc. (“URNA”) redeemed all of the outstanding $200 million principal amount of its Senior 10.25% Notes due 2019 (the “10.25% Notes”) at a redemption price equal to 112.925% of the principal amount thereof plus accrued and unpaid interest thereon to the Redemption Date, in accordance with the terms of the indenture dated as of November 17, 2009 (the “Base Indenture”), among RSC Equipment Rental, Inc. and RSC Holdings III, LLC (together, the “Predecessor Companies”), as Issuer and Co-Issuer, respectively, and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by (i) the First Supplemental Indenture, dated as of April 30, 2012 (the “First Supplemental Indenture”), among URNA (f/k/a UR Merger Sub Corporation, as successor in interest to the Predecessor Companies) and the Trustee and (ii) the Second Supplemental Indenture, dated as of April 30, 2012 (the “Second Supplemental Indenture”; the Base Indenture, as supplemented by the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”), among URNA, the Subsidiary Guarantors party thereto and the Trustee. Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Indenture. URNA previously notified the holders of the 10.25% Notes on December 19, 2013 that it had elected to redeem the 10.25% Notes on the Redemption Date.

URNA has irrevocably deposited with the Trustee sufficient funds to fund the redemption of the 10.25% Notes, using the proceeds of borrowings of approximately $230 million under its senior secured asset-based revolving credit facility. As a result, URNA and the Subsidiary Guarantors under the 10.25% Notes have been released from their respective obligations under the 10.25% Notes and the Indenture pursuant to the satisfaction and discharge provisions thereunder, effective as of the Redemption Date.

Item 9.01.	Financial Statements and Exhibits.

99.1	Press Release of United Rentals, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 22, 2014

UNITED RENTALS, INC.

By:	/s/ Jonathan M. Gottsegen
	Name:	Jonathan M. Gottsegen
	Title:	Senior Vice President, General Counsel
and Corporate Secretary

UNITED RENTALS (NORTH AMERICA), INC.

By:	/s/ Jonathan M. Gottsegen
	Name:	Jonathan M. Gottsegen
	Title:	Senior Vice President, General Counsel
and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of United Rentals, Inc.